EXHIBIT (p)(12)

CODE OF ETHICS

January 1, 2004

INTRODUCTION

     INVESCO [named adviser] (“INVESCO”) has the privilege of being retained by our clients to manage their assets. As investment managers, we are fiduciaries to our clients. And, as fiduciaries, we must always put our clients’ best interests first, avoiding even the appearance of conflicts of interest with our clients.

     The Code of Ethics (“Code”) has been adopted by INVESCO North America’s Risk Management Committee (“RMC”) and applies to all directors, officers and employees of INVESCO. The Code covers personal securities transactions by INVESCO directors, officers, employees, members of their immediate families, persons who reside with them and relatives who are supported by them.

     Administration of the Code is the responsibility of our Compliance Officers. Enforcement of the Code is the responsibility of the RMC. Our Compliance Officers are responsible for reviewing and investigating any reported or suspected violations of the Code and reporting their findings to the RMC. If the investigation discloses that a violation has occurred, the RMC will determine appropriate actions and sanctions, which may include termination of employment.

     The RMC believes that compliance with the Code will help prevent actual or perceived conflicts of interest caused by personal securities transactions. The RMC also believes that the Code is reasonable and that it is not overly restrictive.

     From time to time, the Code may be revised. If you have any questions regarding the Code, please contact one of our Compliance Officers.

DEFINITIONS

     Whenever used in the Code, and unless the context indicates otherwise, the following terms have the following meanings:

1.	“Employee” means every officer, director or person employed by INVESCO.

2.	“Access Employees” include all INVESCO Employees within the investment departments and certain identified non-investment department Employees, excluding certain administrative personnel within the investment departments. Employees will be advised if he or she is deemed to be an Access Employee.

3.	“Non-Access Employees” generally include all Employees who are not Access Employees. Employees who are not advised that they are Access Employees are deemed to be Non-Access Employees. Non-resident, temporary and part-time Employees and consultants are exempt from the Code unless advised otherwise.

4.	“Pre-Clearance Officer” means those Employees designated by the Chief Compliance Officer to pre-clear personal securities transactions and whose names are shown on Appendix A.

5.	“Restricted List” means the list that the investment department provides to the Compliance Department, which includes those Securities that are being purchased or sold for client accounts and Securities that are prohibited from purchase or sale by client accounts or Employees for various reasons (e.g., large concentrated ownership positions or possession of material, non-public information).

NOTE: Because of the nature of the selection process regarding Securities being purchased or sold pursuant to a computer-determined program trade (“Program Trade”) or “Blind Principal Bid” transactions, Securities involved in a Program Trade or Blind Principal Bid transactions may not be included on the Restricted List.

6.	“Security” means ALL Securities EXCEPT:

•	shares of registered open-end investment companies (mutual funds);

•	direct obligations of the U.S. Government (but not its agencies or instrumentalities, e.g., FNMA or GNMA, etc.)

•	bankers’ acceptances;

•	bank certificates of deposit;

•	commercial paper;

•	money market instruments, including repurchase agreements and other high-quality short-term debt instruments;

•	shares of Exchange Traded Funds.

     These exceptions will hereinafter be referred to as “exempt Securities”.

7.	“Account” means:

•	an Employee’s own account;

•	an account in which an Employee has a beneficial interest and can influence investment decisions;

•	a personal account of a member of the Employee’s household; or an account over which an Employee exercises investment discretion in a capacity other than as an Employee.

POLICY

Parallel Investing

     Subject to the provisions of the Code, Employees may own the same Securities as those acquired by INVESCO for its clients.

Priority of Client Interests

     Every Employee must give priority to the interests of INVESCO clients over his or her own interest in making a personal investment.

     To effect this policy, Access Employees may not knowingly execute a Securities transaction without complying with the “Pre-Clearance of Investments” provision in the Procedures Section of the Code.

     Portfolio managers and analysts supporting that portfolio manager are prohibited from knowingly buying or selling a Security within seven (7) calendar days before and seven (7) calendar days after a client that he or she manages trades in that Security.

     NOTE: Even though Securities involved in a Program Trade or Blind Principal Bid may not be listed on the Restricted List, portfolio managers and analysts supporting that portfolio manager whose clients are buying or selling Securities in a Program Trade or Blind Principal Bid are prohibited from knowingly buying or selling these Securities in their personal accounts.

     NOTE: Because of the nature of the selection process regarding Securities being purchased or sold pursuant to a Program Trade or Blind Principal Bid, portfolio managers and analysts supporting that portfolio manager whose clients purchased or sold Securities in a Program Trade or Blind Principal Bid are not restricted to the seven (7) calendar day prohibition mentioned above.

Conflict with Clients

     No Employee may knowingly buy, sell or dispose in any manner, including by gift, a personal Securities investment that would cause, or appear to cause, a conflict with the interests of an INVESCO client.

Responsibility to Disclose Possible Conflict Before Client Transaction

     Before an Access Employee recommends, directs, executes or participates in any Security transaction involving an INVESCO client, such Access Employee will disclose to a Pre-Clearance Officer all relevant details concerning any possible conflict, or appearance of conflict, between his or her personal investments and the interests of an INVESCO client. For example, the capitalization and trading volume of a Security owned by an Access Employee may be relevant in determining whether there is a possible conflict of interest if that Access Employee participates in a decision to buy or sell that Security for an INVESCO client. Moreover, an Access Employee is expected to use common sense and professional judgment to determine if he or she should disclose personal information as a possible basis for conflict of interest.

Full Disclosure of Personal Securities Investments

     In order to enable INVESCO to determine compliance with the Code, every Employee, when requested by a Compliance Officer, will disclose all information about his or her Accounts and personal Securities investments.

     The following reports of Accounts will be required of all Access Employees:

•	within ten (10) calendar days of their employment start date, the New Hire Holdings Report (see Appendix B) which describes all Securities holdings as of their employment start date at INVESCO. Access Employees who fail to submit the report within ten (10) calendar days of their employment start date will be prohibited from engaging in any personal Securities transactions until such report is submitted;

•	within ten (10) days of the end of each calendar quarter, the Quarterly Securities Transactions Report (see Appendix C) which describes all Securities transactions made during the previous quarter. In lieu of submitting this report, Access Employees may arrange to have duplicate copies of their confirmations and statements forwarded directly to the Compliance Department by the broker-dealers or banks where their Accounts are maintained;

•	within thirty (30) days after the end of the calendar year, the Annual Report of Holdings (see Appendix D) which lists all Securities held as of December 31 of the year reported.

INVESCO Influence

     No Employee will use the influence of his or her position to obtain a personal trading advantage.

Pre-Clearance of Trades

     Access Employees are required to pre-clear all equity and fixed income Securities transactions, including derivatives, if the transaction is in an amount greater than $100,000 of a Security. Access Employees effecting transactions in the same Security within 5 business days of the last transaction in that Security must obtain pre-clearance approval regardless of the size of the transaction.

     Non-Access Employees are not required to pre-clear any Securities transactions.

Material Non-Public Information

     No Employee will trade or recommend trading in Securities on the basis of material non-public information. Employees are subject to the provisions of INVESCO’s Policies and Procedures regarding Insider Trading Activity.

Initial Public Offerings

     No Employee will purchase any Security in an initial public offering.

Non-Public Securities and Private Placement Securities

     Personal investments by Employees in non-public Securities or Securities obtained pursuant to a private placement offering are subject to the same rules as personal investments in Securities, including the Pre-Clearance process described in the Procedures section of the Code.

     In the event that an Employee is granted permission to make a personal investment in a non-public Security or Securities obtained pursuant to a private placement, that Employee will not participate in the consideration of whether clients should invest in that issuer’s public or non-public Securities. Such consideration will be subject to independent review by investment personnel with no personal investment in that issuer.

Pre-Clearance of Gifts

     Access Employees will not transfer non-exempt Securities by gift without having obtained pre-clearance in accordance with the pre-clearance procedures described in the Procedures section of the Code.

     Non-Access Employees may dispose of Securities by gift without having obtained pre-clearance.

Receipt of Gifts

     No Employee may receive any gift of more than de minimus value from any person or entity that does business with INVESCO. Employees who receive a gift or other thing of more than de minimus value from any person or entity that does business with INVESCO should immediately contact a Compliance Officer to determine the proper disposition of such gift.

Short Sales

     Access Employees may not effect short sales of Securities in their personal account if the clients for whom funds they manage are long these Securities.

     All Employees may not effect short sales of AMVESCAP Securities.

Short-Term Trading

     The RMC believes that Access Employees should not profit in the purchase and sale, or short sale and cover of the same Security within 60 calendar days. While the RMC recognizes that short term trading strategies are generally well within the parameters of existing legal requirements, a general prohibition on short term trading profits (i.e., the purchase and sale, or short sale and cover of the same or equivalent Securities within 60 calendar days) can serve as an important safeguard device against allegations of conflicts of interest (e.g., front running client transactions). Accordingly, the prohibition against short term trading profits is designed to minimize the possibility that Access Employees will capitalize inappropriately on the market impact of trades involving client transactions to which they may be privy.

     The RMC believes that this policy will help to reduce allegations of conflicts of interest. In certain circumstances, and as determined on a case-by-case basis, exceptions may be allowed when no abuse is involved and the fairness of the situation strongly supports an exemption.

     Access Employees who breach the above policies may be subject to certain sanctions including, but not limited to, reprimand, disgorgement of profits, suspension and termination of employment.

NOTE: Short-term trading profits obtained in an Account from the exercise of employee stock options and the subsequent sale of the underlying stock are exempt from this prohibition and are, instead, viewed as a form of employee compensation.

Service as a Director or Officer

     Absent prior approval of the Compliance Department and the RMC, Employees may not serve as directors or officers of unaffiliated public or private companies.

AMVESCAP Code of Conduct

     All Employees are subject to the AMVESCAP Code of Conduct and must abide by all its requirements.

AMVESCAP Securities

     All Employees may transact in AMVESCAP Securities subject to the “black-out” periods established by AMVESCAP. Access Employees must report transactions in AMVESCAP Securities on their Quarterly Securities Transactions Report and holdings of AMVESCAP Securities on their Annual Report of Holdings. This provision does not replace or amend any of INVESCO’s restrictions or procedures regarding insider trading and pre-clearance requirements. Employees may effect transactions in AMVESCAP employee stock options and restricted stock pursuant to procedures established by AMVESCAP.

PROCEDURES

Absence of Conflict of Interest

     Before buying or selling a Security in his or her Account, an Employee should ask the following questions:

•	“Will the investment cause my economic interest to conflict, or appear to conflict, with the interests of an INVESCO client either now or at some later time?”

•	“Would I be embarrassed if The Wall Street Journal had an article regarding my personal investment?”

•	“Would I be embarrassed to discuss the matter with my mother or father?”

     Unless the answer is a confident “NO”, the investment should not be made.

Pre-Clearance of Investments

     Access Employees must obtain approval from a Pre-Clearance Officer prior to entering an order to buy, sell or transfer by gift all Securities, including derivatives, in an Account if the transaction is in an amount greater than $100,000. Exempt Securities are not required to be pre-cleared.

     Non-Access Employees are not required to obtain approval from a Pre-Clearance Officer prior to entering an order to buy, sell or transfer by gift Securities in an Account.

     Note: ALL Employees must obtain approval to buy, sell or transfer by gift investments in Non-Public Securities and Private Placement Securities regardless of the value amount of the investment.

Exceptions to Pre-clearance Requirements for Access Employees.

     It is not necessary to obtain pre-clearance for investments

•	which are made by an independent fiduciary (i.e., a discretionary account managed by persons who are not Access Employees) for an Account.

•	Securities purchased through an automatic payroll deduction program where someone other than the Access Employee controls the timing of purchases.

•	purchases that are part of an automatic dividend reinvestment plan, and purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

     Sales of Securities obtained as a result of the exercise of such rights, however, must be pre-cleared as required.

Evaluation of Request for Pre-Clearance

     A Pre-Clearance Officer will evaluate a request for pre-clearance and consider whether the transaction would violate any provisions of the Code. It is expected that in making such determination, a Pre-Clearance Officer may consider the following information:

•	The information regarding the transaction;

•	Previously submitted requests for pre-clearance of personal trades;

•	Information from the portfolio managers regarding Securities currently under consideration for purchase or sale by INVESCO’s clients;

•	The INVESCO electronic trading system as to all Securities owned by INVESCO’s clients;

•	The Restricted List; and

•	Other appropriate sources.

Response to Request for Pre-Clearance

     A Pre-Clearance Officer’s response to the request for pre-clearance will include:

•	Making a telephone call to or advising the Access Employee by email that his or her request is approved or denied, and

•	Filing a copy of the Pre-Clearance form with the Compliance Department (a sample copy of which is included as Appendix E).

Time for Which a Transaction is Approved.

     An Access Employee who is required to obtain pre-clearance may authorize his or her broker to execute a transaction only on the day on which approval for that transaction is given. If the transaction is not completed on that day, the Access Employee must again obtain pre-clearance for the transaction on each day that the Access Employee would like to effect the transaction.

Post Execution Reporting

     At the close of each calendar quarter, the Compliance Department will forward a copy of the Personal Securities Transactions Quarterly Report (see Appendix C) to Access Employees who have not made arrangements to have duplicate copies of confirmations and statements forwarded to the Compliance Department. Within ten (10) calendar days of the end of each calendar quarter, Access Employees must complete and return to the Compliance Department the Quarterly Report, which describes all Securities transactions of personal investments executed during the preceding three months.

     At the close of each calendar year, the Compliance Department will forward a copy of the Annual Securities Holdings Report (see Appendix D) to Access Employees. Within thirty (30) calendar days of the end of each calendar year, Access Employees must complete and return to the Compliance Department the Annual Report, which describes all Securities then held in the Access Employee’s account(s) as of December 31 of the year reported.

Confidentiality

     All information submitted to the INVESCO Compliance Department pursuant to pre-clearance and post execution reporting procedures will be treated as confidential information. It may, however, be made available to governmental and Securities industry self-regulatory agencies with regulatory authority over INVESCO as well as to INVESCO’s auditors and legal advisors, if appropriate.

SUPERVISORY PROCEDURES

Exceptions to Policy and Procedures

     Because all fact situations cannot be contemplated, INVESCO’s Chief Compliance Officer and RMC retain the authority to permit exceptions to the above policies and procedures when to do so is not inconsistent with the interests of INVESCO and its clients.

Administration of the Code

     In order to ensure observance of these policies and procedures relating to personal investments, INVESCO’s Chief Compliance Officer will:

•	Distribute the Code to all Employees;

•	Provide educational programs to familiarize Employees with relevant policies and procedures;

•	Reconcile pre-clearance approvals with Quarterly Report and Annual Holding Reports;

•	Take appropriate actions to ensure compliance with the policies and procedures of the Code; and

•	Maintain and review records related to personal Securities transactions.

     Furthermore, the RMC will:

•	Set an example by their personal actions of compliance with the letter and spirit of the Code;

•	Require observance of the Code and, if such policies and procedures are violated, determine the appropriate sanction for the offender, which may include termination of employment;

•	Review the Code on a regular basis and update as necessary.

     Each Employee will be required annually to certify that they have read and understood the policies and procedures contained in the Code (see Appendix F).

APPENDIX A

PRE-CLEARANCE OFFICERS

Christopher Crossan	404-439-3470
Gwen Tyler	404-439-3496
Alfonso Visbal	404-439-9418

APPENDIX B

NEW HIRE HOLDINGS REPORT

Date of Hire: ______________________, 200__

Information required in this report must be as of your employment date of hire. You must file this report within ten (10) days of your association with INVESCO. Please note that except for Exchange Traded Funds, you do not have to report holdings of Exempt Securities (as defined in the Code of Ethics).

[   ] No Holdings To Report (Check if applicable)

Print Name _______________________________

Title of	Number of	Principal	Broker
Security*	Shares	Amount	or Bank	* Disclaimer
(Check if applicable, give reasons)

*	The undersigned declares that the recording of the holding checked in this column shall not be construed as an admission that he/she had any direct or indirect ownership in the Security described.

IF YOU WISH, YOU MAY ATTACH A COPY OF YOUR MOST RECENT ACCOUNT STATEMENT(S) AS PROVIDED TO YOU BY YOUR BROKER, BANK, OR CUSTODIAN. IF YOU HAVE ANY QUESTIONS OR CONCERNS RELATED TO THIS FORM, PLEASE FEEL FREE TO CONTACT ONE OF THE FIRM’S COMPLIANCE OFFICERS.

Date: __________________________________

Signature: ______________________________

PLEASE FORWARD TO THE COMPLIANCE DEPARTMENT, ATLANTA.

APPENDIX C

QUARTERLY SECURITIES TRANSACTIONS REPORT

For Quarter Ending _____________________

Filing of Report is required whether or not transactions occurred. Please note that except for Exchange Traded Funds, you do not have to report transactions in Exempt Securities. If you have opened a new account this quarter, please check and complete below. This form must be filed within ten (10) days of the end of the calendar quarter.

[   ] No Transactions To Report (Check if applicable)

[   ] I opened a new account this quarter. Name of Broker or Bank
Date Opened

Print Name ________________________________

Trade	(including interest rate and maturity date, if applicable)

		Quantity	** Quantity		Principal	Broker
Date	Title of Security*	Purchased	Sold	Price	Amount	or Bank	*** Disclaimer
(check if applicable, give reasons)

*	The undersigned declares that the recording of the transaction checked in this column shall not be construed as an admission that he/she had any direct or indirect ownership in the Security described in the transaction.

**	If you have acquired or disposed of a Security in a transaction other than a purchase or sale (e.g., by gift), please describe the nature of the transaction.

***	The undersigned declares that the recording of the transaction listed in this column shall not be construed as an admission that he/she has or had any direct or indirect ownership in the Security described in the transaction.

IF YOU WISH, YOU MAY ATTACH A COPY OF YOUR ACCOUNT STATEMENTS AS PROVIDED TO YOU BY YOUR BROKER, BANK, OR CUSTODIAN.

PLEASE FORWARD TO THE COMPLIANCE DEPARTMENT, ATLANTA.

Date: __________________________	Signature: _______________________________

APPENDIX D

ANNUAL HOLDINGS DISCLOSURE

     Please list below all brokerage accounts currently being maintained for yourself, your spouse or any immediate family member who share the same household.

     If you have no such accounts, please mark “NONE” in the tables below.

Account
Brokerage Firm Name &			Under Your	Covered
Address & Contact			Discretion	Investments
Person	Account Number(s)	Account Registration	(Y/N)	(Y/N)

     If you have any covered investments that are not held in the custody of the brokers reported to Compliance, please list them in the table below. If your holdings exceed that allowed in the table, please attach.

INVESTMENT	SHARES	BROKER (if applicable)

     I certify that I will comply with the requirements of this INVESCO Compliance Manual and will disclose and report all personal securities transactions required to be disclosed.

SIGNATURE	DATE	PRINTED NAME

APPENDIX E

PERSONAL SECURITIES TRANSACTION

I request permission to ☐ BUY ☐ SELL (check one) the security below for my own account(s) or other account(s) in which I have beneficial ownership:

# of Shares	Name of Security/Bond	Symbol/CUSIP	Brokerage Account

By signing this form, I represent the following:

•	That this transaction is not prohibited by the Code Of Ethics or the INVESCO Institutional Insider Trading Policies and Personal Securities Trading Rules; and

•	I have disclosed the brokerage account in which this transaction is being conducted and the compliance department is receiving duplicates on the account.

To the best of my knowledge,

•	None of the accounts managed or serviced by INVESCO has purchased or sold the security listed above during the last seven days;

•	The security is not being considered for purchase or sale by any accounts managed and/or serviced by me;

•	This transaction will not result in a profit if it is an opposite transaction within the last 60 days; and

•	The proposed purchase of the above listed security, together with my current holdings, will not result in my having a beneficial interest in more than 5% of the outstanding voting securities of the company.

NAME OF INVESCO UNIT	PRINT NAME/SIGNATURE	DATE

Please Save Form and Send Complete/Saved Form by attaching it to the following E-Mail address #II- Personal Trade Permission
If you DO NOT have access to E-mail, then fax to 404-439-4990
ATTN: Compliance.

     Compliance Use Only:

COMPLIANCE DEPARTMENT TIME STAMP

Authorized Signature of INVESCO Compliance
Representative

APPENDIX F

EMPLOYEE CERTIFICATION

INVESCO Code of Ethics

I certify that I have read and understood the INVESCO Code of Ethics, and acknowledge that I am subject to and have complied with the policies and procedures contained therein.

Please sign and return this certification to the attention of the Compliance Department, Atlanta, as soon as possible.

Print Name:

Signature:

Date: